Exhibit 10.41

Description of ITT Educational Services, Inc.’s Executive and Director Compensation

2016 Executive Salaries

On January 25, 2016, the Compensation Committee of our Board of Directors determined not to make any changes to the annual base salaries for any of the named executive officers, other than Mr. Tarasi. The named executive officers are those executive officers of ours who will be included as such in the Proxy Statement for our 2016 Annual Meeting of Shareholders. The Compensation Committee increased Mr. Tarasi’s base salary as a result of the increased duties and responsibilities assumed by him in connection with his appointment as our Executive Vice President and Chief Financial Officer. The following table sets forth the 2016 base salary information for each of our named executive officers as of February 8, 2016.

Named Executive Officer	2016 Salary
Kevin M. Modany	$824,076
Daniel M. Fitzpatrick	N/A
Rocco F. Tarasi	$350,000
John E. Dean	$575,000	(1)
Eugene W. Feichtner	$400,000
Ryan L. Roney	$360,000

(1)	In March 2016, the Compensation Committee and Mr. Dean agreed to a reduction in Mr. Dean’s base salary to $200,000.

2015 Short-Term Compensation and Bonus Payments

On January 25, 2016, the Compensation Committee reviewed the results of the eight 2015 management objectives (the “2015 Management Objectives”) under the short-term compensation element of executive compensation previously established by the Compensation Committee. Based on its determination of the extent to which each of the 2015 Management Objectives was accomplished by our named executive officers in 2015, the Compensation Committee approved the payment of a short-term compensation amount in cash to each of our named executive officers, other than Mr. Dean, who was not a participant in the short-term compensation element, as follows:

Named Executive Officer	2015 Short-Term Compensation Amount
Kevin M. Modany	$515,048
Daniel M. Fitzpatrick	$112,348
Rocco F. Tarasi	$77,854
John E. Dean	N/A
Eugene W. Feichtner	$174,999
Ryan L. Roney	$146,250

2016 Short-Term Compensation

On January 25, 2016, the Compensation Committee established a short-term compensation element for our executive officers (other than Mr. Dean) that will be payable in early 2017, if certain management objectives (the “2016 Management Objectives”) are accomplished during 2016. The 2016 Management Objectives and their respective weightings are as follows:

	Management Objectives	Weight
1.	Resolve (through settlement or otherwise) outstanding legal and regulatory matters involving the company.	20%
2.	Increase the 2016 weighted average graduation rate for ITT Technical Institute (calculated utilizing a completion period equal to 1.5 times the anticipated program duration for a full-time student).	20%
3.	Improve the 2016 ITT Technical Institute quarterly student evaluation average score.	10%
4.	Improve the average NCLEX score of the 2016 graduates of the Breckenridge School of Nursing and Health Sciences nursing program.	10%
5.	Establish relationships with Corporate Partners to deliver customized corporate training and other educational services.	10%
6.	Design, develop and obtain the necessary regulatory authorization to offer an alternative delivery methodology for an accredited degree program.	10%
7.	Design, develop and implement a revised marketing and advertising campaign for ITT Technical Institute.	10%
8.	Obtain the requisite federal, state and accrediting commission authorizations for the ITT Technical Institutes to offer new diploma and/or degree programs.	5%
9.	Obtain the requisite federal, state and accrediting commission authorizations for the ITT Technical Institutes to open new campus locations.	5%

The determination of the extent to which the 2016 Management Objectives are accomplished by our executive officers will be made by the Compensation Committee in early 2017. The Committee intends to assign zero to five points to each 2016 Management Objective, based on the extent to which the Committee determines the objective was accomplished. The number of points assigned to each 2016 Management Objective will be multiplied by the weight associated with that 2016 Management Objective, resulting in a weighted number of points for that 2016 Management Objective. The weighted number of points for all of the 2016 Management Objectives will be added together, resulting in a total number of weighted points. The following table sets forth the maximum short-term compensation percentage that is associated with the total number of weighted points that are assigned to the 2016 Management Objectives by the Compensation Committee:

Total Weighted Points	Maximum Short-Term Compensation Percentage
4.76-5.00	200.0%
4.51-4.75	187.5%
4.26-4.50	175.0%
4.01-4.25	162.5%
3.76-4.00	150.0%
3.51-3.75	137.5%
3.26-3.50	125.0%
3.01-3.25	112.5%
2.76-3.00	100.0%
2.51-2.75	87.5%
2.26-2.50	75.0%
2.01-2.25	62.5%
1.76-2.00	50.0%
1.51-1.75	41.7%
1.26-1.50	33.3%
1.00-1.25	25.0%

To determine the maximum short-term compensation amount that an executive officer may receive, the maximum short-term compensation percentage (determined as described above) will be multiplied by a standard short-term compensation percentage of annualized base salary as of December 31, 2016, ranging from 32% to 100%, with the percentage depending on the officer’s position, and the result will be multiplied by the officer’s annualized base salary. The following table sets forth the 2016 standard short-term compensation percentage of annualized base salary as of December 31, 2016 for each of the named executive officers who are current participants in the 2016 short-term compensation element:

Named Executive Officer	2016 Standard Short- Term Compensation Percentage of Annualized Base Salary
Kevin M. Modany	100%
Rocco F. Tarasi	65%
Eugene W. Feichtner	70%
Ryan L. Roney	65%

An executive officer’s actual short-term compensation payment, however, may be more or less than the officer’s potential short-term compensation as calculated as described above. An executive officer’s actual short-term compensation amount will be based on the Compensation Committee’s discretionary assessment of the officer’s individual contribution toward accomplishing each 2016 Management Objective. Any 2016 short-term compensation payment will be made in cash. The Compensation Committee may, in its sole discretion, modify the terms of the short-term compensation element at any time before it is paid.

2016 Executive Perquisites

On January 25, 2016, the Compensation Committee of our Board of Directors also approved the following executive perquisites in 2016 for our named executive officers (other than Mr. Dean and Mr. Fitzpatrick):

•	for our Chief Executive Officer, the use of a company car;

•	for our Chief Executive Officer, an allowance to be used for tax return preparation and financial planning of up to 2% of annualized 2016 base salary;

•	for the other named executive officers, an allowance to be used for tax return preparation and financial planning of up to 1% of annualized 2016 base salary;

•	for each of the named executive officers:

•	tickets to sporting, theater and other events, up to $25,000 for our Chief Executive Officer and up to $15,000 for the other named executive officers;

•	enhanced disability benefits; and

•	an annual physical examination; and

The aggregate incremental cost to us in 2016 for providing all of the 2016 perquisites described above is not expected to exceed $150,000.

2016 Director Compensation

The compensation for non-employee Directors on our Board of Directors in 2016 consists of:

•	an annual retainer of $75,000 payable in one installment on the first business day of 2016;

•	no separate meeting fees;

•	a grant of phantom units on May 2, 2016, that:

•	will have a value of $100,000, plus the value associated with any fractional unit necessary to cause the grant to be for a whole number of units, pursuant to which the value is determined based on the closing market price of a share of our common stock on the effective date of the grant;

•	will vest on May 2, 2017; and

•	will be paid in cash in an amount equal to the number of phantom units held by the Director, multiplied by the closing market price of a share of our common stock on May 2, 2017.

We also reimburse Directors for reasonable, out-of-pocket travel expense related to attending our Board of Directors and its committee meetings and other business of the Board.